CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

Exhibit 5.1
Matter No.: 359508
+1 441 278 7904
edward.rance@conyers.com
24 May 2024

Liberty Latin America Ltd.
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

Dear Sirs

Re: Liberty Latin America Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 24 May 2024 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of:
(i) 1,000,000 Class C Common Shares, par value US$0.01 per share (the “ESPP Common Shares”) issuable pursuant to the Liberty Latin America Employee Stock Purchase Plan in the form set out in Exhibit 99.1 to the Registration Statement (the “ESPP Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto); and
(ii) 300,000 Class C Common Shares, par value US$0.01 per share (the “401(k) Common Shares”, together with the ESPP Common Shares, the “Common Shares”), issuable pursuant to the Liberty Latin America 401(k) Savings Plan in the form set out in Exhibit 99.2 to Registration Statement (the “401(k) Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto, together with the ESPP Plan, the “Plans”).
1.DOCUMENTS REVIEWED
For the purposes of giving this opinion, we have examined electronic copies of the following documents:
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1.1.the Registration Statement; and
1.2.the Plans.
We have also reviewed:
1.3.copies of the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 22 May 2024;
1.4.in relation to the ESPP Common Shares, copies of written resolutions of the Company’s directors dated 21 March 2022 and copies of minutes of the annual general meeting of shareholders of the Company held on 17 May 2022 (the “ESPP Resolutions”), each certified by the Assistant Secretary of the Company on 22 May 2024;
1.5.in relation to the 401(k) Common Shares, copies of minutes of a meeting of the Company’s directors held on 8 December 2017, written resolutions of the Company’s sole member dated 8 December 2017 and a certified extract dated 27 February 2018 of minutes of a meeting of the board of directors of the Company held on 22 February 2018, copies of minutes of a meeting of the Company’s compensation committee of the board of directors held on 12 March 2024 (the “401(k) Resolutions”, together with the ESPP Resolutions, the “Resolutions”) and a certificate signed by the Secretary of the Company dated 29 December 2017 certifying the reservation of the Common Shares, each certified by the Assistant Secretary of the Company on 22 May 2024; and
1.6.such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
2.ASSUMPTIONS
We have assumed:
2.1.the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2.that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3.the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;
2.4.that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;
2.5.that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;
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2.6.the validity and binding effect under (i) the laws of the State of Delaware which is expressed to govern the ESPP Plan in accordance with its terms and (ii) the laws of the Commonwealth of Massachusetts which is expressed to govern the 401(k) Plan in accordance with its terms;
2.7.that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;
2.8.that there is no provision of any agreement entered pursuant to the Plans by the Company or a participant thereof which would have any implication in relation to the opinions expressed herein;
2.9.that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;
2.10.that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares; and
2.11.that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority dated 22 November 2017 will not have been revoked or amended at the time of issuance of any Common Shares.
3.QUALIFICATIONS
3.1.We express no opinion with respect to the issuance of shares pursuant to any provision of the Plans that purport to obligate the Company to issue shares following the commencement of a winding up or liquidation.
3.2.We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.
3.3.This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.
3.4.This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.
4.OPINION
On the basis of and subject to the foregoing, we are of the opinion that:
4.1.The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority under the Companies Act 1981 or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).
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4.2.When issued and paid for in accordance with the terms of the Plans, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited
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